UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

VIVINT SOLAR, INC.

(Name of Registrant as Specified In Its Charter)

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VIVINT SOLAR, INC.

1800 West Ashton Blvd.

Lehi, Utah 84043

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

to be held June 27, 2019

TO STOCKHOLDERS OF VIVINT SOLAR, INC.:

The 2019 Annual Meeting of Stockholders of Vivint Solar, Inc., or Vivint Solar, a Delaware corporation, will be held on Thursday, June 27, 2019, at 9:00 a.m. Mountain Time, at our corporate headquarters located at 1800 West Ashton Blvd., Lehi, Utah 84043, for the following purposes as more fully described in the accompanying proxy statement for the 2019 Annual Meeting:

1.	To elect as Class II directors the three nominees named in the accompanying proxy statement;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our current fiscal year ending December 31, 2019; and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The record date for the 2019 Annual Meeting is April 29, 2019. If you held Vivint Solar common stock at the close of business on that date, you are entitled to vote at the meeting. Additional information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

We are mailing to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders over the Internet. The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. The Notice, our proxy statement and our 2019 Annual Report to Stockholders can be accessed directly at the following Internet address: www.edocumentview.com/vslr, using the control number located on the Notice or, if you requested to receive a printed copy of the proxy materials, your accompanying proxy card.

We appreciate your continued support of Vivint Solar and look forward to either greeting you personally at the meeting or receiving your proxy.

By order of the Board of Directors,

David Bywater

Chief Executive Officer

May 6, 2019

Lehi, Utah

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the 2019 Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible.

PROXY STATEMENT

FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	10

Continuing Directors	10

Class III Directors continuing in Office until the 2020 Annual Meeting of Stockholders	10

Class I Directors continuing in Office until the 2021 Annual Meeting of Stockholders	10

-i-

(continued)

-ii-

VIVINT SOLAR, INC.

1800 West Ashton Blvd.

Lehi, Utah 84043

PROXY STATEMENT

FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

to be held on Thursday, June 27, 2019 at 9:00 a.m. Mountain Time

This proxy statement and the accompanying proxy card are furnished in connection with solicitation of proxies by our board of directors for use at the 2019 Annual Meeting of Stockholders of Vivint Solar, or the 2019 Annual Meeting, to be held on Thursday, June 27, 2019, at 9:00 a.m. Mountain Time, at our corporate headquarters located at 1800 West Ashton Blvd., Lehi, Utah 84043, and for any postponements, adjournments or continuations thereof. On or about May 6, 2019, we first mailed to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders and how to submit your proxy for the 2019 Annual Meeting.

GENERAL INFORMATION

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

•	the election as Class II directors of the three nominees named in this proxy statement, each to serve a three-year term as a member of our board of directors, until our 2022 annual meeting of stockholders, or until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2019; and
•	any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends that you vote your shares:

•	“FOR” the three nominees named in this proxy statement for election as Class II directors; and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2019.

Who is entitled to vote at the 2019 Annual Meeting?

Only holders of our common stock as of the close of business on April 29, 2019, the record date, are entitled to receive notice of and to vote at the 2019 Annual Meeting. In deciding all matters at the 2019 Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock owned as of the record date. We do not have cumulative voting rights for the election of directors. As of the record date, there were 120,611,637 shares of our common stock outstanding and entitled to vote. We do not have any outstanding shares of preferred stock.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many of our stockholders hold their shares as beneficial owners through a brokerage firm or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially through a broker or other nominee “in street name.”

Registered Stockholders or Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to our designated proxies listed in this proxy statement or to attend and vote in person at the 2019 Annual Meeting.

Beneficial Owners. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held “in street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you may direct your broker or nominee on how to vote your shares in accordance with your broker’s or nominee’s procedures. Beneficial owners are also invited to attend the 2019 Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the 2019 Annual Meeting unless you follow your broker’s or nominee’s procedures for obtaining a legal proxy.

How can I contact Vivint Solar’s transfer agent?

You can contact our transfer agent using the following information:

•	By regular mail at:

Computershare, Inc.

P.O. Box 30170

College Station, Texas 77842

USA

•	By telephone at:

Toll Free: 877.373.6374

Toll: +1 781.575.2879

How do I vote?

You may vote by attending the 2019 Annual Meeting in person or by following the instructions set forth in the Notice or on your proxy card or, if you are a beneficial owner, by following the procedures provided by your broker or other nominee. You may access the Notice, proxy materials and our annual report to stockholders at www.edocumentview.com/vslr. You may vote on the Internet by going to www.envisionreports.com/vslr, clicking on

Cast Your Vote or Request Materials and following the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials. You may vote by telephone by calling us free of charge at 1.800.652.VOTE (8683). You may request materials by telephone by calling us free of charge at 1.866.641.4276 and following the instructions to log in and order a paper copy of the materials by mail for the 2019 Annual Meeting.

Can I change my vote or revoke my proxy?

Yes. You can change your vote or revoke your proxy any time before the 2019 Annual Meeting by:

•	a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the corporate secretary of Vivint Solar, Inc., in writing, at the address listed on the front page; or

•	attending the 2019 Annual Meeting and voting in person by completing a written ballot.

Attendance at the 2019 Annual Meeting will not cause your previously granted proxy to be revoked unless you submit a written ballot at the 2019 Annual Meeting.

What is the effect of giving a proxy?

A proxy is your legal designation of another person to vote the stock you own at the 2019 Annual Meeting. The person you designate is your “proxy,” and you give your proxy authority to vote your shares by voting by telephone or over the Internet, or if you requested to receive a printed copy of the proxy materials, by submitting the proxy card.

Proxies are solicited by and on behalf of our board of directors, and our board has designated David Bywater and Dana C. Russell to serve as proxies for the 2019 Annual Meeting. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the 2019 Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above.

If any matters not described in the proxy statement are properly presented at the 2019 Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares.

If the 2019 Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

In accordance with the rules of the U.S. Securities and Exchange Commission, or SEC, we have elected to furnish our proxy materials, including this proxy statement and our annual report to our stockholders, primarily via the Internet. On or about May 6, 2019, we first mailed to our stockholders the Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and annual report.

Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.

What is a quorum — how many shares must be present or represented to conduct business at the 2019 Annual Meeting?

A quorum is the minimum number of shares required to be present in person or represented by proxy at the 2019 Annual Meeting for the meeting to be properly held and business to be conducted at the meeting in accordance with our bylaws and Delaware law. If there is no quorum at the 2019 Annual Meeting, either the chairperson of the meeting or the stockholders entitled to vote who are present at the meeting may adjourn the meeting to another date. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the 2019 Annual Meeting will constitute a quorum at the meeting.

A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (referred to as “stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock, referred to as a “broker non-vote,” held in street name with respect to certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

If you are a beneficial owner, your broker or other nominee holder of record is permitted to vote your shares on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, even if the record holder does not receive voting instructions from you. However, your broker or other nominee holder of record does not have discretionary authority to vote on the election of directors without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on the election of directors. Accordingly, if you are a beneficial owner, it is particularly important that you provide your instructions for voting your shares on the election of directors to your broker or other nominee.

How many votes are needed for approval of each matter?

•	Proposal No. 1 — Election of Class II Directors: The election of directors requires a plurality vote of the shares of common stock voted at the 2019 Annual Meeting. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” are elected as directors. As a result, any shares not voted “FOR” with respect to a particular nominee (whether as a result of a stockholder abstention or withholding or a broker non-vote) will not be counted and will have no effect on the outcome of the election.

•	Proposal No. 2 — Ratification of the Appointment of Ernst & Young LLP: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2019 must receive the affirmative “FOR” vote of a majority of the shares present in person or by proxy at the 2019 Annual Meeting and entitled to vote thereon to be approved.

Abstentions are considered votes cast and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

How are proxies solicited for the 2019 Annual Meeting, and who will bear the cost of the solicitation of proxies?

The board of directors is soliciting proxies for use at the 2019 Annual Meeting. All expenses associated with this solicitation, including the cost of preparing, assembling, printing, filing, mailing and otherwise distributing the Notice or proxy materials and soliciting votes for use at the 2019 Annual Meeting will be borne by Vivint Solar. If you choose to access the proxy materials or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for any telephone charges you may incur. In addition to the mailing of the Notice or proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Vivint Solar or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the 2019 Annual Meeting?

If possible, we will announce preliminary voting results at the 2019 Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure approved by the SEC called “householding” to limit duplicate copies of our proxy materials being printed and delivered to stockholders sharing the same household. Under this householding procedure, we send only a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders of record who share the same address unless one of those stockholders notifies us that the stockholder would like a separate copy of the Notice or proxy materials. This householding procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that Vivint Solar only send a single copy, of the Notice and, if applicable, the proxy materials, stockholders may contact us by telephone at 1.855.842.1844 or at the following address:

Vivint Solar, Inc.

Attention: Investor Relations

1800 West Ashton Blvd.

Lehi, Utah 84043

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2020 annual meeting of stockholders, unless the date of our 2020 annual meeting is changed by more than 30 days from the date of the 2019 Annual Meeting, our corporate secretary must receive the written proposal at our principal executive offices not later than January 7, 2020. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Vivint Solar, Inc.

Attention: Corporate Secretary

1800 West Ashton Blvd.

Lehi, Utah 84043

Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) specified in our proxy materials with respect to such meeting, (2) otherwise properly brought before the meeting by or at the direction of our board of directors, or (3) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our corporate secretary, which notice must contain the information specified in our bylaws. To be timely for our 2020 annual meeting of stockholders, our corporate secretary must receive the written notice at our principal executive offices:

•	not earlier than February 28, 2020; and

•	not later than the close of business on March 29, 2020.

However, if we hold our 2020 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2019 Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; and

•	the 10th day following the day on which public announcement of the date of such meeting is first made.

If, after complying with the provisions above, a stockholder, or such stockholder’s qualified representative, does not appear at the annual meeting to present the stockholder’s proposal, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the corporate secretary of Vivint Solar, Inc. at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance — Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders of record to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must be entitled to vote at the annual meeting and provide the information required by our bylaws. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by our corporate secretary within the time period described above under “What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors? — Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our business and affairs are managed under the direction of our board of directors, which is currently composed of eight members. Because we qualify as a “controlled company” under the corporate governance rules for New York Stock Exchange, or NYSE-listed companies, we are not required to comply with certain corporate governance standards including the requirement to have a majority of our board of directors be independent. See “Board of Directors and Corporate Governance — Controlled Company Exemption.” Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until his or her successor is duly elected and qualified or until his or her death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

The following table sets forth the names and certain other information for each of the nominees for election as a director and for each of the continuing members of the board of directors as of April 30, 2019. Directors elected at the 2019 Annual Meeting will serve until our 2022 annual meeting of stockholders, or until their successors are duly elected and qualified.

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Nominees
David F. D’Alessandro(1)(2)(3)	II	68	Director	2013	2019	2022
Bruce McEvoy(2)	II	42	Director	2012	2019	2022
Jay D. Pauley(1)	II	42	Director	2015	2019	2022

Continuing Directors
David Bywater	III	49	Chief Executive Officer and Director	2017	2020	—
Alex J. Dunn	III	47	Director	2012	2020	—
Peter F. Wallace(2)(3)	III	44	Chairman	2012	2020	—
Todd R. Pedersen(3)	I	50	Director	2012	2021	—
Joseph S. Tibbetts, Jr.(1)	I	66	Director	2014	2021	—

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee

Nominees for Director

David F. D’Alessandro has served as a member of our board of directors since August 2013. Mr. D’Alessandro serves on the boards of directors of several private companies, including APX Group Holdings, Inc., the parent company of Vivint, Inc. Mr. D’Alessandro served as chairman of the board of directors of SeaWorld Entertainment, Inc. from 2010 until June 2017 and served as interim chief executive officer of SeaWorld from January 2015 until April 2015. He served as chairman, president and chief executive officer of John Hancock Financial Services, Inc. from 2000 to 2004, having served as president and chief operating officer of the same entity from 1996 to 2000 and guided it through a merger with ManuLife Financial Corporation in 2004. Mr. D’Alessandro served as president and chief operating officer of ManuLife in 2004. He is a former partner of the Boston Red Sox. A graduate of Syracuse University, he holds honorary doctorates from three colleges and serves as vice chairman of Boston University. Mr. D’Alessandro has specific attributes that qualify him to serve as a member of our board of directors, including his experience as a director of public companies.

Bruce McEvoy has served as a member of our board of directors since November 2012. Mr. McEvoy is a senior managing director in the private equity group at Blackstone. Before joining Blackstone in 2006, Mr. McEvoy worked at General Atlantic from 2002 to 2004 and was a consultant at McKinsey & Company from 1999 to 2002. Mr. McEvoy currently serves on the board of directors of RGIS Inventory Specialists, MB Aerospace, APX Group Holdings, Inc., Center for Autism and Related Disorders and TeamHealth Holdings, Inc. Mr. McEvoy was formerly a director of Catalent, Performance Food Group, GCA Services, Inc., DJO Orthopedics, SeaWorld Entertainment, Inc., and Vistar Corporation. Mr. McEvoy graduated from Princeton University and Harvard Business School. Mr. McEvoy has specific attributes that qualify him to serve as a member of our board of directors, including his experience in private equity and his experience as a director of other public companies.

Jay D. Pauley has served as a member of our board of directors since September 2015. Mr. Pauley is a managing director at Summit Partners, which he joined in 2010. Prior to joining Summit Partners, Mr. Pauley was Vice President at GTCR, a private equity firm, and an associate at Apax Partners, a private equity and venture capital firm. Before that, he worked for GE Capital. Mr. Pauley currently serves on the boards of directors of numerous private companies, including APX Group Holdings, Inc., Alert 360, FineLine Technologies, Inc., Harvey Performance Company, LLC, MetroTech Service Corporation and Parts Town, LLC. Mr. Pauley graduated from The Ohio State University and the Wharton School at the University of Pennsylvania. Mr. Pauley has specific attributes that qualify him to serve as a member of our board of directors, including his experience in private equity and his experience as a director of numerous private companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH

OF THE NOMINEES NAMED ABOVE

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Continuing Directors

Class III Directors continuing in Office until the 2020 Annual Meeting of Stockholders

David Bywater has served as our chief executive officer since December 2016. Mr. Bywater also served as our interim president and chief executive officer from May 2016 until his appointment as our permanent chief executive officer in December of 2016. Prior to joining Vivint Solar, Mr. Bywater served as the chief operating officer of Vivint, Inc. since July 2013. Prior to that, Mr. Bywater served as executive vice president and corporate officer for Xerox Corporation and was the chief operating officer of its State Government Services from 2010 to July 2013. Prior to that, from 2003 to 2010, Mr. Bywater worked at Affiliated Computer Services. From 1999 to 2003, Mr. Bywater was a senior manager at Bain & Company. Mr. Bywater holds a B.S. in economics from Brigham Young University and an MBA from Harvard Business School. Mr. Bywater has specific attributes that qualify him to serve as a member of our board of directors, including his role serving as our chief executive officer, his experience with the direct-to-home sales model and his experience with public companies.

Alex J. Dunn is a co-founder of Vivint Solar and has served as a member of our board of directors since November 2012. He also served as our interim chief executive officer from April 2013 through September 2013 and as our chief operating officer from August 2011 to January 2013. Mr. Dunn has served as the president of Vivint, Inc. since November 2012 and previously served as chief operating officer for Vivint, Inc. from January 2008 through September 2012. He served as vice president of business development for Vivint, Inc. from August 2005 until December 2007. Mr. Dunn also serves on the board of directors of APX Group Holdings, Inc. Before joining Vivint, Inc., he served as the deputy chief of staff to Governor Mitt Romney in Massachusetts. Mr. Dunn holds a B.S. in sociology from Brigham Young University. Mr. Dunn has specific attributes that qualify him to serve as a member of our board of directors, including having founded our company, his historical knowledge of our company and his experience with the direct-to-home sales model.

Peter F. Wallace has served as a member of our board of directors since November 2012 and chairman of the board since March 2014. Mr. Wallace is a senior managing director in Blackstone’s Private Equity Group, which he joined in 1997. Mr. Wallace served on the board of directors of SeaWorld Entertainment, Inc. until June 2017, and he currently serves on the board of directors of The Michaels Companies, Inc. and on the board of directors of several private companies, including Outerstuff LLC, Service King Collision Repair Centers, Tradesmen International, the Weather Group, Alight Solutions, APX Group Holdings, Inc. and Dental Intel. Mr. Wallace graduated from Harvard College. Mr. Wallace has specific attributes that qualify him to serve as a member of our board of directors, including his experience in private equity and his experience as a director of other public companies.

Class I Directors continuing in Office until the 2021 Annual Meeting of Stockholders

Todd R. Pedersen is a co-founder of Vivint Solar and has served as a member of our board of directors since November 2012 and served as our chief executive officer from August 2011 through January 2013. Mr. Pedersen founded Vivint, Inc. in 1999, and currently serves as the chief executive officer of Vivint, Inc. Mr. Pedersen also serves on the board of directors of APX Group Holdings, Inc. Mr. Pedersen was named the Ernst & Young Entrepreneur of the Year 2010 in the services category for the Utah Region. Mr. Pedersen has specific attributes that qualify him to serve as a member of our board of directors, including his historical knowledge of our company and his experience with the direct-to-home sales model.

Joseph S. Tibbetts, Jr. has served as a member of our board of directors since August 2014. Mr. Tibbetts served as the interim chief financial officer of Acquia, Inc. from March 2017 to March 2018. Prior to that, Mr. Tibbetts served as the senior vice president and chief financial officer for Publicis.Sapient Corporation, a publicly traded global services company, from February 2015 to September 2015 and as senior vice president and global chief financial officer for Sapient Corporation from 2006 to February 2015. He began serving as Sapient Corporation’s treasurer in December 2012 and was reappointed as Sapient Corporation’s chief accounting officer in June 2013, a role he previously held from 2009 to 2012. Mr. Tibbetts was also formerly a partner with Price Waterhouse LLP. Mr. Tibbetts currently serves as a member of the board of directors of APX Group Holdings, Inc. and Carbon Black, Inc. Mr. Tibbetts holds a B.S. in business administration from the University of New Hampshire. Mr. Tibbetts has specific attributes that qualify him to serve as a member of our board of directors, including his experience as an executive officer of several public companies and his experience as a director of both public and private companies.

Director Independence

Our board of directors regularly reviews its composition, the composition of its committees and the independence of current directors and considers whether any such director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Because we qualify as a “controlled company” under the corporate governance rules for NYSE-listed companies, we are not required to comply with certain corporate governance standards including the requirement to have a majority of our board of directors be independent. See “Board of Directors and Corporate Governance — Controlled Company Exemption.” Based upon information requested from and provided by each current director concerning his or her background, employment and affiliations, including family relationships, the board of directors has determined that (1) none of Messrs. D’Alessandro, Pauley and Tibbetts, representing three of our eight current directors, has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the rules of the NYSE and (2) that Messrs. Tibbetts (chairman), D’Alessandro and Pauley, who comprise our audit committee, satisfy the independence standards of the audit committee as established by the applicable rules of the SEC and NYSE.

Board Leadership Structure

Our board of directors is led by a non-executive chairman. Mr. Wallace serves as the chairman of the board of directors, and David Bywater serves as the chief executive officer of our company. Our board of directors currently believes that the separation of the chairman and chief executive positions is appropriate corporate governance for us.

Controlled Company Exemption

Affiliates of our sponsor, The Blackstone Group, L.P., or Blackstone, beneficially own more than 50% of our common stock and voting power. As a result, (1) under the terms of a stockholders agreement with Blackstone, Blackstone is entitled to nominate at least a majority of the total number of directors comprising our board of directors (see “Related Party Transactions — Agreements with Our Sponsor — Stockholders Agreement”) and (2) we are a “controlled company” within the meaning of the NYSE corporate governance standards. Under the NYSE corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including (a) the requirement that a majority of the board of directors consist of independent directors, (b) the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (c) the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (d) the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees. We are currently utilizing certain of these exemptions and expect to continue to do so. If we cease to be a “controlled company,” we will be required to comply with these provisions within the transition periods specified in the NYSE corporate governance rules.

Board Meetings

During the fiscal year ended December 31, 2018, our board of directors held four meetings (including regularly scheduled and special meetings). No director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he or she was a member.

In order to promote open discussion among independent directors, our board of directors has a policy of holding regular executive sessions of non-management directors during each regularly scheduled board meeting and an executive session including only independent directors at least once each year (and at such other times as requested by an independent director). The chairman of the board presides at the executive sessions of non-management directors and the chair of the nominating and corporate governance committee presides at executive sessions of independent directors.

Attendance of Directors at Annual Meetings of Stockholders

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, directors to attend.

Board Committees

Our board of directors has three standing committees — an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. The nominating and corporate governance committee and the board of directors evaluate committee membership at least annually. Our board of directors may from time to time establish other committees. In accordance with the terms of a stockholders agreement with an affiliate of our sponsor Blackstone, for so long as we qualify as a “controlled company” under NYSE listing standards and subject to applicable law, Blackstone has the right to designate a majority of the members of any committee of our board of directors. If we do not qualify as a “controlled company” under the NYSE listing standards, Blackstone has the right, subject to applicable NYSE listing standards and applicable law, to designate one member to each of the committees of our board of directors or such greater number of members that is as nearly proportionate to Blackstone’s representation on our board of directors as possible. See “Related Party Transactions — Agreements with Our Sponsor — Stockholders Agreement.”

Audit Committee

The members of our audit committee are Messrs. Tibbetts, D’Alessandro and Pauley. Our audit committee chairman, Mr. Tibbetts, is our audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the rules of the NYSE. Our board of directors has determined that each of the members of our audit committee satisfies the requirements for independence and that each of the members of our audit committee satisfies the requirements for financial literacy under the rules and regulations of the NYSE and the SEC. The purpose of the audit committee is to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist our board of directors in overseeing and monitoring:

•	the quality and integrity of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm’s qualifications and independence;

•	the performance of our internal audit function; and

•	the performance of our independent registered public accounting firm.

During 2018, our audit committee met six times. The audit committee also meets periodically with our outside auditors without management present, at such times as it deems appropriate. Our board of directors has adopted a written charter for the audit committee in compliance with the applicable rules of the SEC and the listing standards of the NYSE that is available on our website at http://investors.vivintsolar.com/company/investors/corporate-governance/governance-documents/default.aspx.

Compensation Committee

The members of our compensation committee are Messrs. Wallace, D’Alessandro and McEvoy. Mr. Wallace is the chairman of our compensation committee. The compensation committee may delegate its authority to subcommittees or individuals as the committee deems appropriate, except to the extent such delegation would violate an applicable tax or securities law, regulation or rule of any exchange upon which our securities are then listed. The purpose of the compensation committee is to assist our board of directors in discharging its responsibilities relating to:

•	setting our compensation program and compensation of our executive officers and directors;

•	monitoring our incentive and equity-based compensation plans; and

•	preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.

During 2018, our compensation committee met six times. Our board of directors has adopted a written charter for the compensation committee in compliance with the applicable rules of the SEC and the listing standards of the NYSE that is available on our website at http://investors.vivintsolar.com/company/investors/corporate-governance/governance-documents/default.aspx.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Messrs. D’Alessandro, Pedersen and Wallace. Mr. D’Alessandro is the chairman of our nominating and corporate governance committee. The purpose of our nominating and corporate governance committee is to assist our board of directors in discharging its responsibilities relating to:

•

identifying individuals qualified to become new directors, consistent with criteria approved by the board of directors, subject to the stockholders agreement with an affiliate of our sponsor Blackstone;

•

reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the board of directors select, the director nominees for the next annual meeting of stockholders;

•

identifying directors qualified to fill vacancies on any of our board committees and recommending that the board of directors appoint the identified member or members to the applicable committee, subject to the stockholders agreement with an affiliate of our sponsor Blackstone;

•	reviewing and recommending to the board of directors corporate governance guidelines applicable to us;

•	overseeing the evaluation of the board of directors and management; and

•	handling such other matters that are specifically delegated to the committee by the board of directors from time to time.

During 2018, our nominating and corporate governance committee met one time. Our board of directors has adopted a written charter for the nominating and corporate governance committee in compliance with the applicable rules of the SEC and the listing standards of the NYSE that is available on our website at

http://investors.vivintsolar.com/company/investors/corporate-governance/governance-documents/default.aspx.

Considerations in Evaluating Director Nominees

Our board of directors and our nominating and corporate governance committee regularly review the composition of the board of directors and use a variety of methods for identifying and evaluating potential directors whose perspectives, skills and experiences will enable them to make meaningful contributions to shaping the future of our company. In their evaluation of director candidates, they will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that are considered include, without limitation, issues of character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business, other commitments and the like. Other than the foregoing, there are no stated minimum criteria for director nominees.

Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of perspectives, backgrounds and experiences. In making determinations regarding nominations of directors, the nominating and corporate governance committee may take into account the benefits of diverse viewpoints. The nominating and corporate governance committee considers these and other factors as it oversees the annual board of director and committee evaluations.

Stockholder Recommendations for Nominations to the Board of Directors

The nominating and corporate governance committee will consider candidates for directors recommended by stockholders so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws and the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our corporate secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the requirements and procedures in Section 2.5(ii) of our bylaws. For additional information regarding stockholder nominations of director candidates, see “General Information — What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?”

Stockholder and Interested Party Communications with the Board of Directors

Stockholders and interested parties wishing to communicate with a non-management member of the board of directors may do so by writing to such director and mailing the correspondence to: Vivint Solar, Inc., Attention: Corporate Secretary, 1800 West Ashton Blvd., Lehi, Utah 84043. All such stockholder communications will be forwarded to the appropriate committee of the board of directors or non-management director.

Corporate Governance Guidelines

Our board of directors has adopted a set of guidelines that establish the corporate governance policies pursuant to which our board of directors intends to conduct its oversight of the business and affairs of Vivint Solar in accordance with its fiduciary responsibilities. These guidelines address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. Our corporate governance guidelines are posted on the Corporate Governance portion of our website at http://investors.vivintsolar.com/company/investors/corporate-governance/governance-documents/default.aspx.

Code of Business Conduct and Ethics

We are committed to the highest standards of integrity and ethics in the way we conduct our business. Our board of directors has adopted a Code of Business Conduct and Ethics, which applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer, and other executive and senior financial officers. Our code of conduct establishes our policies and expectations with respect to a wide range of business conduct, including preparation and maintenance of financial and accounting information, compliance with laws and conflicts of interest. In accordance with our code of conduct, each of our employees, officers and directors is required to report suspected or actual violations to the extent permitted by law. In addition, our board of directors has adopted separate policies and procedures concerning the receipt and investigation of complaints relating to accounting, internal accounting controls or auditing matters, which are administered by our audit committee. Our Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website at http://investors.vivintsolar.com/company/investors/corporate-governance/governance-documents/default.aspx. We will post amendments to our Code of Business Conduct or waivers of our Code of Business Conduct for directors and executive officers on the same website.

Risk Management

Our board of directors has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by our board committees. Our audit committee represents the board of directors by periodically reviewing our accounting, reporting and financial practices, including the integrity of our consolidated financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal and internal audit functions, the audit committee reviews and discusses all significant areas of our business and summarizes for the board of directors all areas of risk and the appropriate mitigating factors. Our nominating and corporate governance committee assists our board of directors with its responsibility of overseeing the management of board organization, membership and structure, as well as corporate governance. Our compensation committee assists the board of directors by assessing risks created by incentives inherent in our compensation policies.

In addition, our chief executive officer and other executive officers regularly report to the non-executive directors and the audit, compensation and nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the policies, structure and leadership of our board of directors and our board committees provide appropriate risk oversight of our activities.

Non-Employee Director Compensation

Directors who are also our employees receive no additional compensation for their service as a director. Compensation for Mr. Bywater, who is our chief executive officer and also became a director in January 2017, is discussed under the caption “Executive Compensation.” We reimburse our directors for expenses associated with attending meetings of our board of directors and meetings of committees of our board.

2018 Director Compensation Table

The following table provides information concerning compensation earned by our non-employee directors during 2018.

Name	Fees Earned or paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Todd R. Pedersen(2)	60,000	—	60,000
Joseph S. Tibbetts, Jr.	85,000	130,000	215,000
David D’Alessandro	81,028	130,000	211,028
Bruce McEvoy(3)	—	—	—
Jay D. Pauley(3)	—	—	—
Alex J. Dunn(2)	55,000	—	55,000
Peter Wallace(3)	—	—	—

(1)

Represents the aggregate grant date fair value of stock awards granted in 2018. These amounts have been computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. As of December 31, 2018, our non-employee directors held outstanding restricted stock units as follows: Mr. D’Alessandro (29,213 restricted stock units) and Mr. Tibbetts (29,213 restricted stock units).

(2)

Messrs. Dunn and Pedersen have waived their right to receive equity compensation under the director compensation policy described below in the section titled “Board of Directors and Corporate Governance — Director Compensation Program.”

(3)

Messrs. McEvoy, Pauley and Wallace have waived their right to receive any compensation under the director compensation policy described below in the section titled “Board of Directors and Corporate Governance — Director Compensation Program.”

Director Compensation Program

Based on the recommendation of Frederic W. Cook & Co., Inc., or FW Cook, a compensation advisory firm, on June 24, 2014, our compensation committee recommended, and our board of directors approved, an outside director compensation policy, which became applicable to all of our non-employee directors upon the effective date of our Registration Statement on Form S-1 related to our initial public offering. This policy was amended on September 15, 2014. The terms of the director compensation policy are described below.

Each non-employee director is eligible to receive the following annual cash retainer, which will be paid quarterly in arrears on a prorated basis. Messrs. McEvoy, Pauley and Wallace have waived their right to receive cash compensation under this policy.

Annual retainer	$55,000

Annual retainer for audit committee chairperson	30,000

Annual retainer for audit committee member	10,000

Annual retainer for compensation committee chairperson	15,000

Annual retainer for compensation committee member	7,500

Annual retainer for nominating and corporate governance committee chairperson	10,000

Annual retainer for nominating and corporate governance committee member	5,000

In addition, other than Messrs. Dunn, McEvoy, Pauley, Pedersen and Wallace, who have waived their right to receive equity compensation under this policy, each non-employee director is eligible to be granted an annual restricted stock unit award with a fair value equal to $130,000 on the date of each of our annual stockholder meetings. Any person who becomes a non-employee director will receive a restricted stock unit award with a value equal to $130,000 multiplied by a fraction, the numerator of which is the number of months between the grant date and the anticipated month of our next annual stockholder meeting and the denominator of which is 12. The anticipated month of our annual stockholder meeting is deemed to be the anniversary month of our last annual stockholder meeting preceding the grant date. The number of shares subject to the restricted stock unit awards will be determined by the closing price of our shares on the grant date of such award. Each restricted stock unit award will vest as to 100% of the underlying shares on the earlier of the first anniversary of the date of grant and the date of our next annual stockholder meeting first occurring after the date of grant, subject to continued service as a board member through such date. In the event of a change of control, each non-employee director will fully vest in his or her restricted stock unit awards.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed Ernst & Young LLP, or EY, independent registered public accountants, to audit our financial statements for the year ending December 31, 2019. During the year ended December 31, 2018, EY served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of our company and stockholders. At the 2019 Annual Meeting the stockholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for the year ending December 31, 2019. Our audit committee is submitting the selection of EY to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of EY will be present at the 2019 Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of EY, the board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by EY for the years ended December 31, 2018 and 2017.

	Year Ended December 31,
Fee Category	2018	2017
Audit fees(1)	$3,266,114	$2,928,257
Audit-related fees	—	—
Tax fees	—	—
All other fees(2)	4,915	1,995

Total fees	$3,271,029	$2,930,252

(1)

Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements, procedures for comfort letters, consents and assistance with and review of documents filed with the SEC.

(2)	All other fees consists of fees for accessing EY’s online research database.

Auditor Independence

In 2018, there were no other professional services provided by EY that would have required the audit committee to consider their compatibility with maintaining the independence of EY.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to its charter, the audit committee must review and approve, in advance, the scope and plans for the audits and the audit fees and approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit services to be performed by the independent auditor that are not otherwise prohibited by law and any associated fees. All fees paid to EY for our fiscal years ended December 31, 2018 and 2017 were pre-approved by our audit committee. The audit committee may delegate to one or more members of the committee the authority to pre-approve audit and permissible non-audit services, as long as this pre-approval is presented to the full committee at scheduled meetings.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL #2

THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

REPORT OF THE AUDIT COMMITTEE

The audit committee of the board of directors is currently comprised of three directors and operates under a written charter originally adopted by the board of directors in May 2014, as amended on March 14, 2019, which charter is reviewed on an annual basis and amended as necessary by the board of directors upon recommendation by the audit committee.

The members of the audit committee are currently Joseph S. Tibbetts, Jr., David F. D’Alessandro and Jay D. Pauley. Mr. Tibbetts serves as the chair of the audit committee. Each of Messrs. D’Alessandro, Pauley and Tibbetts is an “independent director” as currently defined in 303A.02 of the NYSE Listed Company Manual and Rule 10A-3 of the Exchange Act of 1934. The board of directors has also determined that Mr. Tibbetts is an “audit committee financial expert” as described in applicable rules and regulations of the U.S. Securities and Exchange Commission, or SEC.

The audit committee appoints an accounting firm as our independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Management is responsible for our internal controls and the financial reporting process. The audit committee is responsible for monitoring and overseeing these processes.

The audit committee held six meetings during 2018. The meetings were designed to provide information to the audit committee necessary for it to conduct its oversight function of the external financial reporting activities and audit process of our company, and to facilitate and encourage communication between the audit committee, management and our independent registered public accounting firm, Ernst & Young LLP. Management represented to the audit committee that our financial statements were prepared in accordance with generally accepted accounting principles. The audit committee reviewed and discussed the audited financial statements for fiscal year 2018 with management and the independent registered public accounting firm. The audit committee also instructed the independent registered public accounting firm that the audit committee expects to be advised if there are any subjects that require special attention.

The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB.

The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm, Ernst & Young LLP, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP that firm’s independence.

Based on its review of the audited financial statements and the various discussions noted above, the audit committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Respectfully submitted,

THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS OF

VIVINT SOLAR, INC.

Joseph S. Tibbetts, Jr., Chairman

David F. D’Alessandro

Jay D. Pauley

The material in this report is not “soliciting material,” is not be deemed “filed” with the SEC, and is not to be incorporated by reference into any filing made by Vivint Solar, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE OFFICERS

The names of our executive officers, their ages, their positions with Vivint Solar, and other biographical information as of April 30, 2019, are set forth below. Executive officers are elected by our board of directors to hold office until their successors are elected and qualified. There are no family relationships among our directors or executive officers.

Name	Age	Position
David Bywater	49	Chief Executive Officer and Director
Dana C. Russell	57	Chief Financial Officer and Executive Vice President
Thomas G. Plagemann	56	Chief Commercial Officer; Executive Vice President, Capital Markets
Bryan Christiansen	45	Chief Operating Officer
L. Chance Allred	41	Chief Sales Officer
Paul S. Dickson	33	Chief Revenue Officer

Mr. Bywater’s biography can be found under “Board of Directors and Corporate Governance — Class III Directors continuing in Office until the 2020 Annual Meeting of Stockholders.”

Dana C. Russell has served as our chief financial officer and executive vice president since November 2013. From January 2013 to November 2013, Mr. Russell was the chief financial officer of Allegiance, Inc., a software company. Mr. Russell was an independent contractor, providing financial services and business consulting to a number of privately held organizations and individuals from May 2011 to December 2012. From June 2006 through April 2011, Mr. Russell was the senior vice president and chief financial officer of Novell, Inc., a publicly traded software and services company, which was acquired by The Attachmate Group, Inc. From July 1994 to June 2006, Mr. Russell held positions at Novell including, interim chief financial officer, vice president of finance, treasurer and corporate controller. He had broad responsibility overseeing financial and accounting functions as well as investor relations, tax, information services and technology, risk management, corporate development and facilities. Prior to 1994, Mr. Russell held other high-level accounting and finance positions at high tech companies and also worked as an auditor at PricewaterhouseCoopers LLP, a multinational professional services firm. Mr. Russell holds a master’s degree in accounting from Weber State University and holds a CPA license in the State of Utah.

Thomas G. Plagemann has served as our executive vice president, capital markets since October 2013, and also as our chief commercial officer since September 2016. Mr. Plagemann previously served as the head of energy, U.S. corporate & investment banking for Santander Global Banking & Markets from May 2012 to October 2013, and the global head of project finance and transaction execution at First Solar, Inc., a solar company from March 2011 to May 2012. Mr. Plagemann formed and served as the President of Grand Avenue Capital LLC from September 2010 through February 2011. From September 2009 to July 2010, Mr. Plagemann served as the head of mergers and acquisitions for the wind division of Infigen Energy Limited, a wind energy company. From September 2004 to September 2009, Mr. Plagemann served as the managing director of tax equity and energy investment at AIG Financial Products, Inc., a financial services company. Mr. Plagemann also has held positions at General Electric Capital Corporation and Deutsche Bank, and has served as a member of the board of directors of Solar Energy Industries Association, or SEIA, since 2013 and the chair of SEIA’s state policy committee since January 2017. Mr. Plagemann holds a B.A. from the University of Minnesota and a master’s degree in international affairs from Columbia University.

Bryan Christiansen has served as our chief operating officer since September 2016, and prior to that, as our chief strategy and innovation officer beginning in June 2016. Mr. Christiansen worked for Vivint, Inc. as vice president, internet operations from January 2015 to May 2016, and prior to that, as vice president, operations improvement from September 2014 to January 2015. From January 2012 to September 2013, Mr. Christiansen served as a senior vice president and managing director of Xerox Corporation, Inc., and as senior vice president from January 2011 to January 2012. Mr. Christiansen holds a B.S. in Business Management / International Finance from Brigham Young University and an MBA from Duke University.

L. Chance Allred has served as our chief sales officer since September 2016, and prior to that, as our senior vice president of sales from June 2015 to September 2016 and as our vice president of sales from March 2012 to June 2015. From September 2006 to March 2012, Mr. Allred served as a founding partner and vice president of sales for Platinum Protection, LLC, a home security solutions company. From March 2000 to October 2006, Mr. Allred served in various positions for Vivint, Inc. Mr. Allred holds a B.A. in marketing from Southern Utah University.

Paul S. Dickson, a member of our founding management team, has served as our chief revenue officer since September 2016, and prior to that, as our senior vice president of operations from June 2015 to September 2016 and as our vice president of operations from November 2013 to June 2015. From May 2011 to November 2013, Mr. Dickson served as our vice president of financing. Prior to joining our founding team, Mr. Dickson served as the director of smart grid and energy management for Vivint, Inc. from December 2010 to May 2011. From May 2007 to December 2010, Mr. Dickson co-founded and served as the president and chief executive officer of Meter Solutions Pros, LLC, an energy management and smart-grid business acquired by Vivint, Inc. Mr. Dickson holds a B.A. in communications from Brigham Young University.

EXECUTIVE COMPENSATION

General Compensation Philosophy and Process for Compensation Decisions

Our general executive compensation philosophy is to provide programs that attract, motivate, reward and retain highly qualified executives and motivate them to pursue our corporate objectives while encouraging the creation of long-term value for our stockholders. We evaluate and reward our executive officers through compensation intended to motivate them to identify and capitalize on opportunities to grow our business and maximize stockholder value over time. We strive to provide an executive compensation program that is market competitive, rewards achievement of our business objectives and is designed to provide a foundation of fixed compensation (base salary) and a significant portion of performance-based compensation (short-term and long-term incentive opportunities) that are intended to align the interests of executives with those of our stockholders.

The decisions with respect to executive officer compensation, including the compensation of our named executive officers, are made by our compensation committee, with input from our chief executive officer (except with respect to his own compensation) and FW Cook, an independent compensation consultant within the meaning of the rules of the SEC and NYSE. FW Cook was engaged by our compensation committee pursuant to the authority delegated under its charter and serves at the discretion of the compensation committee.

Our compensation committee believes our chief executive officer has valuable insight into the day-to-day contributions of our executive officers and solicits the advice and input from our chief executive officer with respect to performance objectives under our annual bonus plan and target compensation levels for our other executive officers, including our other named executive officers. At the request of our compensation committee, FW Cook provides our compensation committee with relevant market data and alternatives to consider when making compensation decisions regarding our executive officers and considering the recommendations of our chief executive officer regarding the compensation of other executive officers. Although the compensation committee considers FW Cook’s advice and recommendations about our executive compensation program, our compensation committee ultimately makes its own decisions about executive compensation matters.

Summary Compensation Table

The following table summarizes the compensation that we paid during 2016, 2017, and 2018 to the individuals serving as our principal executive officer and each of our two other most highly compensated executive officers as of December 31, 2018. We refer to these officers as our named executive officers, or NEOs.

Name and Principal Position	Year		Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
David Bywater	2018		660,000	—		1,000,000		1,000,000	650,100	55,545	(6)	3,365,645
Chief Executive Officer	2017		660,000	300	(9)	—		—	598,092	72,619	(6)	1,331,011
	2016	(3)	350,818	663,334	(4)	3,255,000	(5)	1,025,000	—	76,653	(6)	5,370,805

Dana C. Russell Chief Financial Officer and Executive Vice President	2018		450,000	1,000,000	(7)	1,200,000		200,000	225,000	58,408	(8)	3,133,408
	2017		450,000	—		499,998		299,999	207,000	76,048	(8)	1,533,045
	2016		415,385	800,000	(7)	888,000		1,076,468	186,750	34,450	(8)	3,401,053

Thomas Plagemann	2018		350,000	—		150,000		150,000	1,575,500	1,632	(10)	2,227,132
Chief Commercial Officer; Executive Vice President, Capital Markets	2017		350,000	—		200,000		150,000	653,750	972	(10)	1,354,722
	2016		350,000	—		654,267		257,352	625,500	—		1,887,119

(1)

Amounts shown in this column do not reflect dollar amounts actually received by our NEOs. Instead, these amounts reflect the aggregate grant date fair value of the restricted stock units or stock options granted, computed in accordance with the provisions of FASB ASC Topic 718. Amounts shown also reflect the fair value of certain unvested performance options that were granted under our 2013 Omnibus Incentive Plan and modified in May 2016 to include a three-year time-based vesting period. Assumptions used in the calculation of these amounts are included in Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on March 5, 2019. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Each award was determined and approved by our board of directors in its discretion.

(2)	Consists of bonus payments received under our non-equity incentive compensation plans. See “Executive Compensation — Non-Equity Incentive Compensation Plan.”
(3)	Mr. Bywater was appointed as interim chief executive officer in May 2016 and as permanent chief executive officer in December 2016.
(4)

Reflects a $150,000 bonus paid to Mr. Bywater in connection with his appointment as interim chief executive officer in May 2016, a $166,667 bonus paid to Mr. Bywater in connection with his appointment as permanent chief executive officer in December 2016 and a $346,667 annual bonus as specified in Mr. Bywater’s offer letter at the time of his appointment as permanent chief executive officer.

(5)

Includes 500,000 restricted stock units granted to Mr. Bywater on May 11, 2016 following the cancellation of an award of an option to purchase 1,000,000 shares of common stock. In accordance with FASB ASC Topic 718, the grant date fair value of this restricted stock unit award is $2.23 million, which was the grant date fair value of the option award that was cancelled. This equates to a value of $4.46 per restricted stock unit; however, our closing stock price on May 11, 2016 was $2.26 per share.

(6)

Includes $30,135, $30,135 and $20,558 for the use of a company vehicle in 2018, 2017 and 2016, respectively, and $24,480, $34,865 and $19,447 as a tax gross-up relating to the vehicle in 2018, 2017 and 2016, respectively, as well as amounts related to a country club membership, insurance benefits and an alarm system in 2016 and fuel and insurance in 2018, 2017 and 2016.

(7)	Reflects retention bonuses paid to Mr. Russell based on his continued employment with the company.
(8)

Reflects $31,943, $31,943 and $18,203 for the use of a company vehicle in 2018, 2017 and 2016, respectively and $24,017, $35,137 and $16,247 as a tax gross-up relating to the vehicle in 2017 and 2016, respectively, as well as insurance and fuel in 2018 and 2017.

(9)	Reflects employee referral bonus.
(10)	Reflects insurance payments.

Non-Equity Incentive Compensation Plan

Our board of directors has adopted an Executive Incentive Compensation Plan, which we refer to as our Bonus Plan. Our Bonus Plan will allow our compensation committee to provide cash incentive awards to selected employees, including our NEOs, based upon performance goals established by our compensation committee. Pursuant to the Bonus Plan, our compensation committee, in its sole discretion, will establish a target award for each participant and a bonus pool, with actual awards payable from such bonus pool with respect to the applicable performance period.

Our compensation committee may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in our compensation committee’s discretion. Our compensation committee may determine the amount of any reduction on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.

Actual awards are paid in cash (or its equivalent) in a single lump sum as soon as practicable after the end of the performance period during which they are earned and after they are approved by our compensation committee, but in no event later than the 15th day of the third month of the fiscal year following the date the award has been earned. Unless otherwise determined by our compensation committee, to earn an actual award, a participant must be employed by us (or an affiliate of ours) through the date the bonus is paid.

Our board of directors, in its sole discretion, may alter, suspend or terminate the Bonus Plan provided such action does not, without the consent of the participant, alter or impair the rights or obligations under any award theretofore earned by such participant.

For 2018, Mr. Bywater earned $650,100 under our Bonus Plan. Our compensation committee’s principal objectives in structuring the Bonus Plan for 2018 were rewarding employees who drive company achievement and meet or exceed strategic goals, retaining top talent, remaining competitive within the industry, aligning the organization around common goals and aligning management and stockholder interests. Mr. Bywater’s performance in 2018 was measured relative to two corporate metrics for 2018 that were equally weighted, which were increasing our megawatts installed and lowering our cost per watt, as well as against other individual performance measures. Mr. Bywater’s target bonus was 98% of his base salary, and based on the level of corporate and individual performance in 2018, Mr. Bywater’s bonus was 100% of his target bonus.

For 2018, Mr. Russell earned $225,000 under our Bonus Plan. Our compensation committee’s principal objectives in structuring the Bonus Plan for 2018 were rewarding employees who drive company achievement and meet or exceed strategic goals, retaining top talent, remaining competitive within the industry, aligning the organization around common goals and aligning management and stockholder interests. Mr. Russell’s performance in 2018 was measured relative to two corporate metrics for 2018 that were equally weighted, which were increasing our megawatts installed and lowering our cost per watt, as well as against other individual performance measures. Mr. Russell’s target bonus was 50% of his base salary, and based on the level of corporate and individual performance in 2018, Mr. Russell’s bonus was 100% of his target bonus.

Mr. Plagemann’s 2018 non-equity incentive plan compensation was determined based on a formula contained in his then-effective employment agreement, which had been developed in an effort to incentivize and reward Mr. Plagemann for obtaining financing for our company. Under this arrangement, Mr. Plagemann was eligible for annual target incentive payments equal to 0.15% of the tax equity financing raised by us plus 0.1% of the non-recourse debt financing raised by us during the preceding employment year. Mr. Plagemann led us in raising $423 million in tax equity financing and $941 million in non-recourse debt financing during 2018, which resulted in non-equity incentive compensation of $1,575,000 being paid to Mr. Plagemann.

Employment Arrangements

David Bywater. In connection with Mr. Bywater’s appointment as our interim chief executive officer in May 2016, we entered into a confirmatory employment letter. This offer letter provided that Mr. Bywater would serve as our interim chief executive officer until the earliest to occur of May 2, 2017, the date on which the board of directors would approve a successor chief executive officer, or his voluntary resignation or termination of employment by the board of directors. Mr. Bywater received a monthly base salary equal to $44,204 and a sign-on bonus in an amount equal to $150,000. In addition, Mr. Bywater received a one-time grant of an option to purchase 1,000,000 shares of our common stock. This award was subsequently cancelled, and Mr. Bywater instead received a grant of 500,000 restricted stock units, which award fully vested when he was appointed our permanent chief executive officer.

We entered into a confirmatory employment letter with Mr. Bywater in December 2016 in connection with his appointment as our permanent chief executive officer. This confirmatory letter does not have a specific term and provides that Mr. Bywater is an at-will employee. Mr. Bywater’s current annual base salary is $660,000 with annual target incentive payments equal to $650,100. The confirmatory employment letter also provided that Mr. Bywater’s 2016 annual bonus amount would be $346,667, and that Mr. Bywater would receive a signing bonus of $166,667. The letter provided that Mr. Bywater would receive an equity award comprised of (1) an option to purchase shares of common stock of the company with a grant date fair value of $1,025,000, subject to an exercise price equal to the closing price per share of the company on the date of grant, and (2) restricted stock units with a grant date fair value of $1,025,000. The letter also indicated that, beginning with our annual grant cycle in 2018 and each year thereafter, we expect, but are not obligated, to grant Mr. Bywater long-term incentive awards under the 2014 Equity Incentive Plan with an aggregate grant date fair value equal to or greater than $2,000,000, subject to approval of the board of directors or an authorized committee at such time. Mr. Bywater is also provided with the use of a leased company vehicle, a gas card paid by us, an individual excess employee liability insurance policy and membership dues paid by us at a country club of Mr. Bywater’s choosing.

Dana C. Russell. We have entered into an executive employment agreement with Dana C. Russell, our chief financial officer and executive vice president. This executive employment agreement does not have a specific term and provides that Mr. Russell is an at-will employee. Mr. Russell’s current annual base salary is $450,000, and he is eligible for annual target incentive payments pursuant to the Bonus Plan equal to 50% of his base salary. Pursuant to his executive employment agreement, Mr. Russell also received a $1,000,000 cash retention bonus conditioned upon his continued employment with Vivint Solar until March 6, 2019, which would have been fully repayable by him if his employment had been terminated by us for “cause” or by him without “good reason” (as such terms are defined in his executive employment agreement). The executive employment agreement also indicated that Mr. Russell would be granted 250,000 restricted stock units pursuant to the our 2014 Equity Incentive Plan, provided that all of the restricted stock units (whether vested or unvested) or the related cash proceeds from the sale of any portion of the restricted stock units (net of taxes) would be repayable if, prior to March 6, 2020, his employment is terminated by us for “cause” or by him without “good reason”. One quarter of the restricted stock units vested on each of June 6, 2018, September 6, 2018, December 6, 2018 and March 6, 2019.

Thomas Plagemann. We previously entered into a confirmatory employment letter with Thomas Plagemann, our chief commercial officer and executive vice president, capital markets. This confirmatory employment letter did not have a specific term and provided that Mr. Plagemann was an at-will employee. Mr. Plagemann’s annual base salary under that employment letter was $350,000, and he was eligible for annual target incentive payments equal to 0.15% of the tax equity financing raised by us during the preceding year plus 0.1% of the non-recourse debt financing raised by us during the preceding year. Effective January 2019, we entered into a new executive employment agreement with Mr. Plagemann that amended and restated his previous employment letter. This executive employment agreement does not have a specific term and provides that Mr. Plagemann is an at-will employee. Mr. Plagemann’s annual base salary under the executive employment agreement is $500,000, and he is eligible for annual target incentive payments pursuant to the Bonus Plan equal to 100% of his base salary.

Severance and Change of Control Benefits

We have entered into agreements with certain key executives, including Messrs. Bywater, Russell and Plagemann to provide assurances of specified severance benefits to such executives whose employment is subject to involuntary termination. We believe that it is imperative to provide such individuals with severance benefits upon their involuntary termination of employment to secure their continued dedication to their work, without the distraction of the negative economic consequences of potential termination.

Mr. Bywater’s Severance Benefits

If Mr. Bywater’s employment is terminated either by us without “cause” (other than by reason of death, or “disability”) or by Mr. Bywater for “good reason” (as such terms are defined in his agreement), and in each case the termination occurs outside of the change of control period, Mr. Bywater will receive the following severance benefits:

•

an amount equal to 1.5x the sum of (1) Mr. Bywater’s base salary rate as then in effect, less $10,000, plus (2)(a) if Mr. Bywater has been employed by us for at least one year as of the date of his termination, the average of performance bonuses paid to Mr. Bywater for each year Mr. Bywater was employed by us during the three-year period immediately preceding the date of Mr. Bywater’s termination, or (b) if Mr. Bywater has been employed by us for less than one year as of the date of his termination, Mr. Bywater’s target annual performance bonus in effect for the fiscal year in which the termination occurs, which will be paid to Mr. Bywater in equal installments over a period of 18 months following the date of termination;

•

an amount equal to the pro-rata portion of the annual bonus paid to Mr. Bywater in respect of the fiscal year ending immediately prior to the fiscal year in which Mr. Bywater’s employment is terminated, which will be paid to Mr. Bywater in equal installments over a period of 18 months following the date of termination; and

•

continuing payments to reimburse Mr. Bywater for the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, continuation coverage for a period of up to 18 months, or if such reimbursements would result in an excise tax, a lump sum payment of $36,000 in lieu of such reimbursements.

If Mr. Bywater’s employment is terminated either by us without cause (other than by reason of death, or disability) or by Mr. Bywater for good reason, and in each case the termination occurs during the change of control period, Mr. Bywater will receive the following severance benefits:

•

a lump sum payment of an amount equal to 2.0x the sum of (1) Mr. Bywater’s base salary rate as then in effect, less $10,000, plus (2) the average of performance bonuses paid to Mr. Bywater for each year Mr. Bywater was employed by us during the three-year period immediately preceding the date of Mr. Bywater’s termination;

•

a lump sum payment equal to the pro-rata portion of the annual performance bonus that would have been paid to Mr. Bywater had Mr. Bywater been employed by us for the entire fiscal year in which Mr. Bywater’s employment was terminated, based on actual performance for such fiscal year and assuming that any performance objectives that are based on individual performance are achieved at target levels;

•

100% of Mr. Bywater’s then-outstanding equity awards will immediately vest and become exercisable and, with respect to equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at target levels; and

•

continuing payments to reimburse Mr. Bywater for COBRA continuation coverage for a period of up to 18 months, or if such reimbursements would result in an excise tax, a lump sum payment of $36,000 in lieu of such reimbursements.

In order to receive the severance benefits, Mr. Bywater must sign and not revoke a release of claims in our favor and comply with certain restrictive covenants relating to noncompetition, nonsolicitation, and nondisparagement for a period of 12 months following the date of his termination.

In the event any of the payments provided for under his employment arrangements or otherwise payable to Mr. Bywater would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax under Section 4999 of the Internal Revenue Code, he would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him. We are not required to provide any tax gross-up payments to Mr. Bywater.

Mr. Russell’s Severance Benefits

If Mr. Russell’s employment is terminated either by us without “cause” (other than by reason of death, or “disability”) or by Mr. Russell for “good reason” (as such terms are defined in his agreement), and in each case the termination occurs outside of the change of control period, Mr. Russell will receive the following severance benefits:

•

an amount equal to 1.5x the sum of (1) Mr. Russell’s base salary rate as then in effect, plus (2) the average of performance bonuses paid to Mr. Russell for each year Mr. Russell was employed by us during the three-year period immediately preceding the date of Mr. Russell’s termination, which will be paid to Mr. Russell in equal installments over a period of 12 months following the date of termination;

•

an amount equal to the pro-rata portion of the annual bonus paid to Mr. Russell in respect of the fiscal year ending immediately prior to the fiscal year in which Mr. Russell’s employment is terminated, which will be paid to Mr. Russell in equal installments over a period of 12 months following the date of termination; and

•

continuing payments to reimburse Mr. Russell for COBRA continuation coverage for a period of up to 12 months, or if such reimbursements would result in an excise tax, a lump sum payment of $24,000 in lieu of such reimbursements.

If Mr. Russell’s employment is terminated either by us without cause (other than by reason of death, or disability) or by Mr. Russell for good reason, and in each case the termination occurs during the change of control period, Mr. Russell will receive the following severance benefits:

•

a lump sum payment of an amount equal to 2.0x the sum of (1) Mr. Russell’s base salary rate as then in effect, plus (2) the average of performance bonuses paid to Mr. Russell for each year Mr. Russell was employed by us during the three-year period immediately preceding the date of Mr. Russell’s termination;

•

a lump sum payment equal to the pro-rata portion of the annual performance bonus that would have been paid to Mr. Russell had Mr. Russell been employed by us for the entire fiscal year in which Mr. Russell’s employment was terminated, based on actual performance for such fiscal year and assuming that any performance objectives that are based on individual performance are achieved at target levels;

•

100% of Mr. Russell’s then-outstanding equity awards will immediately vest and become exercisable and, with respect to equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at target levels; and

•

continuing payments to reimburse Mr. Russell for COBRA continuation coverage for a period of up to 18 months, or if such reimbursements would result in an excise tax, a lump sum payment of $36,000 in lieu of such reimbursements.

In order to receive the severance benefits, Mr. Russell must sign and not revoke a release of claims in our favor and comply with certain restrictive covenants relating to noncompetition, nonsolicitation, and nondisparagement for a period of 12 months following the date of his termination.

In the event any of the payments provided for under this agreement or otherwise payable to Mr. Russell would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax under Section 4999 of the Internal Revenue Code, he would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to such executive. We are not required to provide any tax gross-up payments to Mr. Russell.

Mr. Plagemann’s Severance Benefits

If Mr. Plagemann’s employment is terminated either by us without “cause” (other than by reason of death, or “disability”) or by Mr. Plagemann for “good reason” (as such terms are defined in his agreement), and in each case the termination occurs outside of the change of control period, Mr. Plagemann will receive the following severance benefits:

•

an amount equal to 1.0x the sum of (1) Mr. Plagemann’s base salary rate as then in effect, plus (2) the average of performance bonuses paid to Mr. Plagemann for each year Mr. Plagemann was employed by us during the three-year period immediately preceding the date of Mr. Plagemann’s termination, which will be paid to Mr. Plagemann in equal installments over a period of 12 months following the date of termination;

•

an amount equal to the pro-rata portion of the annual bonus paid to Mr. Plagemann in respect of the fiscal year ending immediately prior to the fiscal year in which Mr. Plagemann’s employment is terminated, which will be paid to Mr. Plagemann in equal installments over a period of 12 months following the date of termination; and

•

continuing payments to reimburse Mr. Plagemann for COBRA continuation coverage for a period of up to 12 months, or if such reimbursements would result in an excise tax, a lump sum payment of $12,000 in lieu of such reimbursements.

If Mr. Plagemann’s employment is terminated either by us without cause (other than by reason of death, or disability) or by Mr. Plagemann for good reason, and in each case the termination occurs during the change of control period, Mr. Plagemann will receive the following severance benefits:

•

a lump sum payment of an amount equal to 1.5x the sum of (1) Mr. Plagemann’s base salary rate as then in effect, plus (2) the average of performance bonuses paid to Mr. Plagemann for each year Mr. Plagemann was employed by us during the three-year period immediately preceding the date of Mr. Plagemann’s termination;

•

a lump sum payment equal to the pro-rata portion of the annual performance bonus that would have been paid to Mr. Plagemann had Mr. Plagemann been employed by us for the entire fiscal year in which Mr. Plagemann’s employment was terminated, based on actual performance for such fiscal year and assuming that any performance objectives that are based on individual performance are achieved at target levels;

•

100% of Mr. Plagemann’s then-outstanding equity awards will immediately vest and become exercisable and, with respect to equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at target levels; and

•

continuing payments to reimburse Mr. Plagemann for COBRA continuation coverage for a period of up to 12 months, or if such reimbursements would result in an excise tax, a lump sum payment of $24,000 in lieu of such reimbursements.

In order to receive the severance benefits, Mr. Plagemann must sign and not revoke a release of claims in our favor and comply with certain restrictive covenants relating to noncompetition, nonsolicitation, and nondisparagement for a period of 12 months following the date of his termination.

In the event any of the payments provided for under this agreement or otherwise payable to Mr. Plagemann would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax under Section 4999 of the Internal Revenue Code, he would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to such executive. We are not required to provide any tax gross-up payments to Mr. Plagemann.

Outstanding Equity Awards at December 31, 2018

The following table provides information regarding the equity awards outstanding at December 31, 2018 held by each of our NEOs.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Unearned Units That Have Not Vested (#)	Market Value of Unearned Units That Have Not Vested ($)(1)
David Bywater	12/14/2016(2)	256,252	256,248	2.85	12/14/2026	—	—
	3/15/2018(3)	—	485,436	3.15	3/15/2028
	12/14/2016(2)	—	—	—	—	179,824	685,129
	3/15/2018(3)	—	—	—	—	317,460	1,209,523

Dana C. Russell	1/24/2014(4)	659,314	98,039	1.30	1/23/2024	—	—
	10/2/2017(5)	40,410	88,900	3.45	10/2/2027	—	—
	9/26/2018(6)	—	59,347	5.20	9/26/2028	—	—
	10/2/2017(5)	—	—	—	—	99,637	379,617
	5/7/2018(7)	—	—	—	—	62,500	238,125
	9/26/2018(6)	—	—	—	—	38,461	146,536

Thomas Plagemann	9/25/2013(4)	235,295	29,411	1.00	9/24/2023	—	—
	9/6/2016(8)	36,184	18,640	3.25	9/6/2026	—	—
	10/2/2017(5)	20,205	44,450	3.45	10/2/2027	—	—
	9/26/2018(6)	—	44,510	5.20	9/26/2028	—	—
	9/6/2016(8)	—	—	—	—	13,076	49,820
	10/2/2017(5)	—	—	—	—	39,854	151,844
	9/26/2018(6)	—	—	—	—	28,846	109,903

(1)

The market value is calculated using the closing price of our common stock of $3.81 on December 31, 2018 (the last trading day of 2018), as reported on the New York Stock Exchange, multiplied by the number of units that have not vested.

(2)

The shares subject to this award vested at the rate of 25% of the total number of shares on December 6, 2017, and thereafter, vested or will vest in equal quarterly installments beginning March 6, 2018, subject to the holder maintaining his status as our employee through each vesting date.

(3)

The shares subject to this award vested at the rate of 25% of the total number of shares on January 1, 2019, and thereafter, will vest in equal quarterly installments beginning March 6, 2019, subject to the holder maintaining his status as our employee through each vesting date.

(4)

The vesting schedule for the unvested shares subject to this award was modified in May 2016 such that they will vest on May 15, 2019, or, if earlier, when 313 Acquisition LLC receives cash proceeds with respect to its holdings of our common stock in an amount that equals $500 million more than its cumulative investment in our common stock, subject to the holder maintaining his status as our employee through such vesting date.

(5)

The shares subject to this award vest at the rate of 25% of the total number of shares on September 6, 2018, and thereafter, in equal quarterly installments beginning December 6, 2018, subject to the holder maintaining his status as our employee through each vesting date.

(6)

The shares subject to this award vest at the rate of 25% of the total number of shares on September 6, 2019, and thereafter, in equal quarterly installments beginning December 6, 2019, subject to the holder maintaining his status as our employee through each vesting date.

(7)

The shares subject to these restricted stock units vested or will vest at the rate of 25% of the total number of shares on June 6, 2018, September 6, 2018, December 6, 2018, and March 6, 2019, subject to the holder maintaining his status as our employee through March 6, 2020. All of the restricted stock units (whether vested or unvested) or the related cash proceeds from the sale of any portion of the restricted stock units (net of taxes) are repayable if, prior to March 6, 2020, the holder is terminated for “cause” or without “good reason”.

(8)	The shares subject to this award vested or will vest in equal installments on July 16, 2017, 2018, and 2019, subject to the holder maintaining his status as our employee through each vesting date.

Equity Compensation Plan Information

The following table provides information as of December 31, 2018, with respect to the shares of our common stock that may be issued under existing equity compensation plans (shares in thousands):

	A		B	C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity compensation plans approved by security holders	3,394	(1)	2.77	16,029	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	3,394	(1)	2.77	16,029	(2)

(1)

Consists of awards granted under the 2014 Equity Incentive Plan, the 2013 Omnibus Incentive Plan and an option award granted outside of the 2013 Omnibus Incentive Plan with terms substantially similar to those granted under the 2013 Omnibus Incentive Plan.

(2)

Represents the number of securities remaining available for future issuance under the 2014 Equity Incentive Plan and the Long-term Incentive Plan. The number of shares available for issuance under the 2014 Equity Incentive Plan is subject to an annual increase on the first day of each year equal to the least of 8.8 million shares, 4% of the outstanding shares of common stock as of the last day of the immediately preceding fiscal year and a number of shares determined by our board of directors or a committee thereof.

401(k) Plan

We participate in a tax-qualified retirement plan. Previously, our plan was sponsored by Vivint, Inc., and beginning in August 2016, we began to sponsor the plan. This plan provides our eligible employees with an opportunity to save for retirement on a tax advantaged basis, and participants are able to defer a portion of their eligible compensation. All participants’ interests in their deferrals are 100% vested when contributed. The 401(k) plan permits us to make matching contributions and profit sharing contributions to eligible participants. We have not provided a discretionary company match to employee contributions during the periods presented. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan and all contributions are deductible by us when made.

Compensation Committee Interlocks and Insider Participation

Currently, the members of our compensation committee are Messrs. McEvoy, D’Alessandro and Wallace. None of the foregoing members of our compensation committee currently serves, or in the past year has served, as an officer or employee of Vivint Solar. None of our executive officers, except for Mr. Bywater, currently serves, or in the past year has served, as a member of the board of directors, and none of our executive officers currently serves, or in the past year has served, as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee has reviewed and discussed with management the “Executive Compensation” section included in this proxy statement, and based on such review and discussion, the compensation committee recommended to our board of directors that this “Executive Compensation” section be included in this proxy statement.

Respectfully submitted,

THE COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS OF

VIVINT SOLAR, INC.

Peter F. Wallace, Chairman

Bruce McEvoy

David F. D’Alessandro

The material in this report is not “soliciting material,” is not be deemed “filed” with the SEC, and is not to be incorporated by reference into any filing made by Vivint Solar, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 22, 2019 for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our NEOs; and

•	all of our directors and executive officers as a group.

The percentage of beneficial ownership shown in the table is based upon 120,611,637 shares outstanding as of April 22, 2019.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we take into account shares of common stock issuable pursuant to stock options, warrants and restricted stock units that may be exercised or that are scheduled to vest on or before the 60th day after April 22, 2019. These shares are deemed to be outstanding and beneficially owned by the person holding those options, warrants or restricted stock units for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Vivint Solar, Inc., 1800 West Ashton Blvd., Lehi, Utah 84043.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares	Percentage
5% Stockholders:
313 Acquisition LLC(1)	74,359,374	61.7%
FMR LLC(2)	13,610,979	11.3%

Directors and Executive Officers:
David Bywater(3)	874,251	*
Dana C. Russell(4)	1,107,133	*
Thomas G. Plagemann(5)	474,841	*
Bryan Christiansen(6)	71,895	*
L. Chance Allred(7)	138,056	*
Paul S. Dickson(8)	131,663	*
David F. D’Alessandro(9)	79,339	*
Alex Dunn(10)	168,749	*
Bruce McEvoy(11)	—	—
Jay Pauley	—	—
Todd Pedersen(12)	1,874,999	1.6%
Joseph S. Tibbetts, Jr. (13)	65,689	*
Peter F. Wallace(11)	—	—
All current directors and executive officers as a group (13 persons)(14)	4,986,615	4.1%

(*)	Less than one percent.
(1)

Represents 74,359,374 shares held by 313 Acquisition LLC, a Delaware limited liability company. 313 Acquisition LLC is managed by a board of managers and Blackstone Capital Partners VI L.P. (“BCP VI”), as managing member. The members of the board of managers of 313 Acquisition LLC are Peter Wallace, Bruce McEvoy, Alex Dunn, Jay Pauley, Todd Pedersen and David F. D’Alessandro. Blackstone Management Associates VI L.L.C. is the general partner of BCP VI. BMA VI L.L.C. is the sole member of Blackstone Management Associates VI L.L.C. Blackstone Holdings III L.P. is the managing member of BMA VI L.L.C. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. The foregoing Blackstone entities and Stephen A. Schwarzman may be deemed to beneficially own all the outstanding shares of our common stock beneficially owned by 313 Acquisition LLC. Each of such Blackstone entities and Mr. Schwarzman disclaim beneficial ownership of such shares of our common stock held by 313 Acquisition LLC. The address of each of such Blackstone entities and Mr. Schwarzman is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154. In addition to funds affiliated with Blackstone, principal holders of limited liability company interests in 313 Acquisition LLC include entities affiliated with Summit Partners L.P., Todd Pedersen and Alex Dunn. The address of 313 Acquisition LLC is 4931 N. 300 W., Provo, Utah 84604.

(2)

Based solely on Schedule 13G/A filed with the Securities and Exchange Commission on January 10, 2019 by FMR LLC and Abigail P. Johnson (together, the “FMR Reporting Persons”). The FMR Reporting Persons reported sole power to dispose or to direct the disposition of these shares. Abigail P. Johnson is a director, the chairman and the chief executive officer of FMR LLC. The FMR Reporting Persons listed their address as 245 Summer Street, Boston, Massachusetts 02210.

(3)	Includes 329,578 shares, 502,353 options and 42,320 restricted stock units that are exercisable or vest within 60 days after April 22, 2019.

(4)	Includes 284,148 shares, 813,927 options and 9,058 restricted stock units that are exercisable or vest within 60 days after April 22, 2019.
(5)	Includes 142,041 shares, 329,177 options and 3,623 restricted stock units that are exercisable or vest within 60 days after April 22, 2019.
(6)	Includes 52,131 shares, 18,858 options and 906 restricted stock units that are exercisable or vest within 60 days after April 22, 2019.
(7)	Includes 31,178 shares, 96,914 options and 9,964 restricted stock units that are exercisable or vest within 60 days after April 22, 2019.
(8)	Includes 55,002 shares, 66,697 options and 9,964 restricted stock units that are exercisable or vest within 60 days after April 22, 2019.
(9)	Includes 50,126 shares and 29,213 restricted stock units that are exercisable or vest within 60 days after April 22, 2019.
(10)	Mr. Dunn sits on the board of managers and is a member of 313 Acquisition LLC but has no individual investment or voting control over the shares beneficially owned by 313 Acquisition LLC.
(11)

Mr. McEvoy and Mr. Wallace are each employees of our sponsor and members of the board of managers of 313 Acquisition LLC, but each disclaims beneficial ownership of shares beneficially owned by our sponsor and its affiliates. Mr. McEvoy and Mr. Wallace are each employees of affiliates of The Blackstone Group L.P., but each disclaims beneficial ownership of the limited liability company interests in 313 Acquisition LLC beneficially owned by our sponsor. The address for Mr. McEvoy and Mr. Wallace is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(12)

Includes 1,874,999 shares held by the Pedersen Family Trust. Mr. Pedersen disclaims beneficial ownership of the shares held by the Pedersen Family Trust. Mr. Pedersen sits on the board of managers and is a member of 313 Acquisition LLC, but has no individual investment or voting control over the shares beneficially owned by 313 Acquisition LLC.

(13)	Includes 36,476 shares and 29,213 restricted stock units that are exercisable or vest within 60 days after April 22, 2019.
(14)	Includes 3,024,428 shares, 1,827,926 options and 134,261 restricted stock units that are exercisable or vest within 60 days after April 22, 2019.

RELATED PARTY TRANSACTIONS

In addition to the arrangements described below, we have also entered into the arrangements that are described under the caption “Executive Compensation — Employment Arrangements.”

Policies and Procedures for Related Party Transactions

The audit committee of our board of directors has the primary responsibility for reviewing and approving transactions with related parties. Our audit committee charter provides that the audit committee shall review and approve in advance any related party transactions.

We have adopted a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our voting stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, is not permitted to enter into a related party transaction with us without the consent of our audit committee, subject to the exceptions described below. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Our audit committee is expected to determine that certain transactions will not require audit committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee or beneficial owner of less than 5% of that company’s shares, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally.

Agreements with Our Sponsor

Stockholders Agreement

In connection with our initial public offering, we entered into a stockholders agreement with 313 Acquisition LLC, which is an affiliate of our sponsor, The Blackstone Group, L.P., Summit Partners, Todd Pedersen and Alex Dunn.

Board Composition

This agreement will require us to nominate a number of individuals designated by our sponsor for election as our directors at any meeting of our stockholders, each a sponsor director, such that, upon the election of each such individual and each other individual nominated by or at the direction of our board of directors or a duly-authorized committee of the board, as a director of our company, the number of sponsor directors serving as directors of our company will be equal to: (1) if our pre-IPO owners and their affiliates together continue to beneficially own at least 50% of the shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is greater than 50% of the total number of directors comprising our board of directors; (2) if our pre-IPO owners and their affiliates together continue to beneficially own at least 40% (but less than 50%) of the shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 40% of the total number of directors comprising our board of directors; (3) if our pre-IPO owners and their affiliates together continue to beneficially own at least 30% (but less than 40%) of the total shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 30% of the total number of directors comprising our board of directors; (4) if our pre-IPO owners and their affiliates together continue to beneficially own at least 20% (but less than 30%) of the total shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 20% of the total number of directors comprising our board of directors; and (5) if our pre-IPO owners and their affiliates together continue to beneficially own at least 5% (but less than 20%) of the total shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting, the lowest whole number that is at least 10% of the total number of directors comprising our board of directors. In addition, the stockholders agreement will require us to nominate one individual designated by Summit Partners and one individual designated by Todd Pedersen, each a majority ownership director, for election as our directors at any meeting of our stockholders for so long as our pre-IPO owners and their affiliates together continue to beneficially own at least 50% of the shares of our common stock entitled to vote generally in the election of our directors as of the record date for such meeting.

For so long as the stockholders agreement remains in effect, sponsor directors may be removed only with the consent of our sponsor, and majority ownership directors may be removed only with the consent of Summit Partners or Mr. Pedersen, as applicable. In the case of a vacancy on our board created by the removal or resignation of a sponsor director or a majority ownership director, the stockholders agreement will require us to nominate an individual designated by our sponsor, Summit Partners or Mr. Pedersen, as applicable, for election to fill the vacancy.

Board Committees

Under the stockholders agreement, for so long as we qualify as a “controlled company” under NYSE listing standards and subject to applicable law, our sponsor has the right to designate a majority of the members of any committee of our board of directors. If we do not qualify as a “controlled company” under NYSE listing standards, our sponsor has the right, subject to applicable stock exchange listing standards and applicable law, to designate at least one member to each of the committees of our board of directors or such greater number of members that is as nearly proportionate to our sponsor’s representation on our board of directors as possible.

Investor Approvals

The stockholders agreement also provides that for so long as our sponsor, Summit Partners, Todd Pedersen and Alex Dunn or their respective affiliates collectively own, in the aggregate,

at least 30% of the shares of our common stock entitled to vote generally in the election of our directors and our sponsor is entitled to designate at least one director pursuant to the stockholders agreement, our sponsor must approve in advance certain of our significant business decisions, including each of the following:

•	changes in the size or composition of our board of directors or any committee of our board of directors;

•	any changes in the nature of our business or operations as of the date of the stockholders agreement;

•

our or any of our subsidiaries’ entry into any voluntary liquidation, dissolution or commencement of bankruptcy or insolvency proceedings, the decision not to oppose any similar proceeding commenced by a third party, the adoption of a plan with respect to any of the foregoing or any reorganization or recapitalization;

•	the consummation of a change of control;

•

entering into any agreement providing for any acquisition or divestiture of the assets or equity interests of any other entity involving consideration payable or receivable by us or any of our subsidiaries in excess of $100 million in the aggregate in any single transaction or series of transactions during any 12-month period;

•

incurring any indebtedness by us (including through capital leases, the issuance of debt securities or the guarantee of indebtedness of another entity) or entry into tax equity financing in excess of $200 million in the aggregate in any single transaction or series of transactions;

•	any issuance of equity securities for an aggregate consideration in excess of $100 million;

•	entering into joint ventures or similar business alliance involving investment by us or any of our subsidiaries having an aggregate value in excess of $100 million;

•	any amendment, modification or waiver of the stockholders agreement or the employee stockholders agreement; and

•	any amendment, modification or waiver of our amended and restated certificate of incorporation or amended and restated bylaws.

The above-described provisions of the stockholders agreement will remain in effect until our sponsor is no longer entitled to nominate a sponsor director pursuant to the stockholders agreement, unless our sponsor requests that they terminate at an earlier date.

Registration Rights Agreement

In connection with our initial public offering, we entered into a registration rights agreement that provides Blackstone an unlimited number of “demand” registrations and customary “piggyback” registration rights. Additionally, Todd Pedersen, Alex Dunn, certain investment funds affiliated with Summit Partners, whose principal, Jay Pauley, is one of our directors, and Black Horse Holdings, LLC, a co-investor in 313 Acquisition LLC, also have customary “piggyback” registration rights. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities which may arise under the Securities Act.

Tax Equity Funds

We have entered into three investment fund transactions with two affiliates of Blackstone, Blackstone Holdings I L.P. and Stoneco IV Corporation. These funds provided for investment by such Blackstone affiliates of $40 million, $50 million and $20 million, with aggregate fund sizes (in terms of value of solar energy systems owned) of $84.7 million, $107 million and $42.8 million, respectively. Further details of these and our other investment funds may be found in Note 12 of the footnotes to our Financial Statements in our Annual Report on Form 10-K.

Agreements with Vivint, Inc.

In connection with our initial public offering, we entered into a number of agreements with our sister company, Vivint, Inc., or Vivint, related to services and other support that Vivint has provided and will provide to us, including:

•

Master Intercompany Framework Agreement. This agreement establishes a framework for the ongoing relationship between us and Vivint. This agreement contains master terms regarding the protection of each other’s confidential information, and master procedural terms, such as notice procedures, restrictions on assignment, interpretive provisions, governing law and dispute resolution. We and Vivint each make customary representations and warranties that will apply across all of the agreements between us, and we each agree not to damage the value of the goodwill associated with the “VIVINT” or “VIVINT SOLAR” marks. Vivint agrees to provide us notice if Vivint plans to stop using or to abandon rights in the “VIVINT” mark in any country or jurisdiction, and we are permitted to take steps to prevent abandonment of the “VIVINT” mark. We each also agree not to make public statements about each other without the consent of the other or disparage one another.

•

Non-Competition Agreement. Pursuant to the terms of a Non-Competition Agreement we have entered into with Vivint, as amended, we and Vivint each have agreed not to solicit for employment any member of the other’s executive or senior management team, or any of the other’s employees who primarily manage sales, installation or services of the other’s products and services until the termination of the sales dealer agreement. The commitment not to solicit each other’s employees lasts for 180 days after such employee finishes employment with us or Vivint.

•

Transition Services Agreement. Pursuant to this agreement Vivint provided to us data services relating to information technology and infrastructure. We completed our transition away from utilizing Vivint’s systems and support in July 2017.

•

Sales Dealer Agreement. In August 2017, we entered into a sales dealer agreement with Vivint. Under this agreement, each party will act as a dealer for the other party to market, promote and sell each other’s products. The agreement has a two-year term, which will be automatically renewed for successive one-year terms unless written notice of termination is provided by one of the parties to the other no less than 90 days prior to the end of the then current term. The products, territories and consideration that is payable by each party to the other is determined in accordance with the agreement.

•

Trademark License Agreement. Pursuant to this agreement, the licensor, a subsidiary majority-owned by Vivint and minority-owned by us, grants to us a royalty-free exclusive license to the trademark “VIVINT SOLAR” in the field of selling renewable energy or energy storage products and services. The agreement enables us to sublicense the Vivint Solar trademark to our subsidiaries and to certain third parties, such as suppliers and distributors, to the extent necessary for us to operate our business. The agreement governs how we may use and display the Vivint Solar trademark and provides that we may create new marks that incorporate “VIVINT SOLAR” with licensor’s reasonable approval. The agreement also provides that the licensor will apply to register Vivint Solar trademarks as reasonably requested by us, and that we will work together with the licensor in enforcing and protecting the Vivint Solar trademarks. The agreement is perpetual but may be terminated voluntarily by us or by the licensor if (1) a court finds that we have materially breached the agreement and not cured such breach within 30 days after notice, (2) we become insolvent, make an assignment for the benefit of creditors, or become subject to bankruptcy proceedings, (3) one of the parties (or Vivint, with respect to the licensor) is acquired by a competitor of the other party, or (4) we cease using the “VIVINT SOLAR” mark worldwide. Vivint retains ownership of the Vivint trademark and we have no right to use “Vivint” except as part of “VIVINT SOLAR”.

We incurred fees under these agreements and our ongoing relationship with Vivint of $16.3 million and $2.5 million for the years ended December 31, 2018 and 2017.

Employee Stockholders Agreement

We have entered into an employee stockholders agreement with 313 Acquisition LLC. Pursuant to the employee stockholders agreement and the grant of an irrevocable proxy in favor of 313 Acquisition LLC executed by each employee pursuant thereto, employee stockholders are required to vote their shares as directed by 313 Acquisition LLC, including for the removal and appointment of directors, in connection with amendments to our organizational documents, a merger, security exchange, combination or consolidation with any other person or persons, the sale, lease or exchange of all or substantially all of our property and our assets and our subsidiaries on a consolidated basis, and our reorganization, recapitalization, liquidation, dissolution or winding-up as directed by 313 Acquisition LLC.

Employee option holders are required to become a party to this agreement prior to exercising options under our 2013 Omnibus Incentive Plan.

During the term of the employee stockholders agreement, each employee stockholder has the right to exercise certain tag-along rights in connection with certain proposed sales by 313 Acquisition LLC subject to customary exceptions. In addition, if 313 Acquisition LLC elects to consummate a transaction that would result in a change of control, each employee stockholder is required to consent to and raise no objections to the proposed transaction and, at the request of 313 Acquisition LLC, and take all actions reasonably necessary to cause the consummation of such transaction on the terms proposed by 313 Acquisition LLC.

Indemnification Agreements

We have entered into indemnification agreements with our directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Indebtedness of Directors and Officers

None of our current or former directors or executive officers is indebted to us, nor are any of these individuals indebted to another entity which indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by us.

Other Transactions

We have granted stock options to our NEOs, other executive officers and certain of our directors.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the SEC and NYSE. Such directors, executive officers, and ten percent stockholders are also required to furnish us with copies of all Section 16(a) forms that they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent year. Based solely on a review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during 2018, our directors, executive officers, and ten percent stockholders complied with all Section 16(a) filing requirements applicable to them.

2018 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2018 are included in our annual report on Form 10-K. Our annual report and this proxy statement are posted on our website at www.vivintsolar.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Vivint Solar, Inc., 1800 West Ashton Blvd., Lehi, Utah 84043. Copies of all exhibits to the annual report on Form 10-K for the fiscal year ended December 31, 2018 may be obtained for a nominal fee, which fee will not exceed our reasonable expenses in furnishing such copies by sending a written request to Investor Relations, Vivint Solar, Inc., 1800 West Ashton Blvd., Lehi, Utah 84043.

*    *    *

The board of directors does not know of any other matters to be presented at the 2019 Annual Meeting. If any additional matters are properly presented at the 2019 Annual Meeting, our designated proxies listed in this proxy statement will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the 2019 Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed in the Notice or on the accompanying proxy card or, or if you requested to receive a printed copy of the proxy materials, by executing and returning, at your earliest convenience, the accompanying proxy card in the envelope that has also been provided.

IMPORTANT INFORMATION CONCERNING THE

2019 ANNUAL MEETING OF STOCKHOLDERS OF VIVINT SOLAR, INC.

to be held on Thursday, June 27, 2019

Check-in begins: 8:30 a.m. Mountain Time	Meeting begins: 9:00 a.m. Mountain Time

•	Vivint Solar stockholders of record as of the close of business on April 29, 2019 are entitled to attend and vote at the 2019 Annual Meeting.

•	All Vivint Solar stockholders should be prepared to present photo identification for admission to the 2019 Annual Meeting. Admission will be on a first-come, first-served basis.

•

If you are a beneficial owner and hold your shares in street name (that is, you hold your shares through a broker or other nominee), you will be asked to present proof of ownership of your shares as of the record date — April 29, 2019. Examples of acceptable evidence of ownership include your most recent brokerage statement showing ownership of shares prior to the record date or a photocopy of your voting instruction form.

•	Persons acting as proxies must bring a valid proxy from a stockholder of record as of the record date.

•	Your late arrival or failure to comply with these procedures could affect your ability to participate in the annual meeting.

THANKS FOR YOUR INTEREST AND SUPPORT — YOUR VOTE IS IMPORTANT!

Directions to:

Vivint Solar, Inc. Corporate Headquarters

1800 West Ashton Blvd.

Lehi, Utah 84043

Telephone: 877.404.4129

From Salt Lake City International Airport (approximately 31 miles):

Exit airport by taking I-80 East

toward Ogden, Provo.

Take I-215 South toward

Provo.

Take Exit 12 for I-15 South

toward Las Vegas

Take Exit 284 toward Highland

Alpine. Keep right and follow

signs for UT 92 West, which

becomes Club House Drive,

then turn left at Ashton Blvd.

Continue straight until

reaching our headquarters

on the left.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Your vote matters – here’s how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m., Eastern Time, on June 26, 2019.

Online
Go to www.envisionreports.com/vslr or scan the QR code – login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/vslr

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:									+
	For	Withhold		For	Withhold		For	Withhold
1a – David F. D’Alessandro	☐	☐	1b – Bruce McEvoy	☐	☐	1c - Jay D. Pauley	☐	☐

	For	Against	Abstain
2. Ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2019	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

2019 Annual Meeting Admission Ticket

2019 Annual Meeting of

Vivint Solar, Inc. Stockholders

Thursday, June 27, 2019, 9:00 a.m. Local Time

Vivint Solar, Inc. Corporate Headquarters

1800 West Ashton Blvd.

Lehi, Utah 84043

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

Directions to the Vivint Solar, Inc. 2019 Annual Meeting

From Salt Lake International Airport (approximately 31 miles):

Exit airport by taking I-80 East toward Ogden, Provo.

Take I-215 South toward Provo.

Take Exit 12 for I-15 South toward Las Vegas

Take Exit 284 toward Highland Alpine. Keep right and follow signs for UT 92 West, which becomes Club House Drive,

then turn left at Ashton Blvd.

Continue straight until reaching our headquarters on the left.

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/vslr

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

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Notice of 2019 Annual Meeting of Stockholders

Vivint Solar, Inc. Corporate Headquarters

1800 West Ashton Blvd., Lehi, Utah 84043

Proxy Solicited by Board of Directors for 2019 Annual Meeting to be held on June 27, 2019

David Bywater and Dana C. Russell, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2019 Annual Meeting of Stockholders of Vivint Solar, Inc. to be held on June 27, 2019 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

c	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

∎			+